Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Midland Opportunistic REIT, LLC of our report dated April 18, 2019, relating to the consolidated financial statements of Fundrise Midland Opportunistic REIT, LLC as of December 31, 2018 and 2017, and for the years then ended.

/s/ RSM US LLP

McLean, Virginia
April 18, 2019